Exhibit 2.10


                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

               This Amendment to Agreement and Plan of Merger (this "Amendment"), is made this 5th day of May, 2003, by and among Bulldog Holdings, Inc., a Delaware corporation ("Bulldog"), The Excite Network, Inc., a Delaware corporation ("Evita"), Millie Sub Acquisition, LLC, a Delaware limited liability company ("Evita Sub"), MaxWorldwide, Inc., a Delaware corporation ("Millie"), L90, Inc., a Delaware corporation ("L90"), Picasso Media Acquisition, Inc., a Delaware corporation ("Picasso Media"), and Millie Sub, LLC, a Delaware limited liability company ("Millie Sub").

                                   WITNESSETH
                                   ----------

               WHEREAS, Bulldog, Evita, Evita Sub, Millie, L90, Picasso Media and Millie Sub are parties to the certain Agreement and Plan of Merger, dated as of March 12, 2003 (the "Merger Agreement"); and

               WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in accordance with the provisions set forth below in order to extend the Expiration Date (as defined in the Merger Agreement) until September 30, 2003.

               NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

               1. Amendment of Section 8.1(b). Section 8.1(b) of the Merger Agreement is hereby amended by deleting the reference to "August 31, 2003" in said Section in its entirety and replacing it with "September 30, 2003."

               2. Effect. Except as expressly amended by this Amendment, the Merger Agreement is not amended and remains in full force and effect. From and after the date hereof, all references to "the Agreement" and "this Agreement" in the Merger Agreement shall be a reference to the Merger Agreement as amended by this Amendment.

               3. Counterparts. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

               4. Governing Law. The governing law provision set forth in
Section 11.8 of the Merger Agreement shall apply to this Amendment.



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               IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed and delivered by its duly authorized officer as of the date first set above.

MAXWORLDWIDE, INC.                          BULLDOG HOLDINGS, INC.


By:_____________________________            By:_________________________________
   Name:  Peter M. Huie                        Name:
   Title: General Counsel, SVP,                Title:
          Secretary

MILLIE SUB, LLC                             MILLIE SUB ACQUISITION, LLC

By L90, Inc., Member                        By The Excite Network, Inc., Sole
                                               Member

By:_____________________________            By:_________________________________
   Name:  Peter M. Huie                        Name:
   Title: General Counsel, SVP,                Title:
          Secretary

L90, INC.                                   THE EXCITE NETWORK, INC.


By:_____________________________            By:_________________________________
   Name:  Peter M. Huie                        Name:
   Title: General Counsel, SVP,                Title:
          Secretary

PICASSO MEDIA ACQUISITION, INC.


By:_____________________________
   Name:  Peter M. Huie
   Title: General Counsel, SVP,
          Secretary